Pricing supplement No. 1074BI To product supplement BI dated July 20, 2010, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated January 19, 2011; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$2,000,000    12-Month Autocallable Securities Linked to Three Underlying Stocks due on January 25, 2012
General
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The 12-Month Autocallable Securities (the “securities”) Linked to Three Underlying Stocks are linked to the individual performance of each of the common stocks of Citigroup Inc., JPMorgan Chase & Co. and Wells Fargo & Company (each, a “Underlying Stock”).   If the Closing Price of each of the three Underlying Stocks is equal to or greater than its respective Initial Stock Price on any Observation Date, Deutsche Bank AG will automatically call the securities and pay you a Call Price equal to the Face Amount per security plus a Call Return based on a Call Return Rate of 8.40% per quarter, as described below. If the securities are not automatically called and the Closing Price of none of the Underlying Stocks is less than its respective Trigger Price on any of the quarterly Observation Dates, at maturity, Deutsche Bank AG will pay you an amount equal to the Face Amount.  If, however, the securities are not automatically called and the Closing Price of any Underlying Stock on any of the quarterly Observation Dates is less than its respective Trigger Price, at maturity, Deutsche Bank AG will pay you a cash payment per security equal to the Face Amount plus the product of the Face Amount and the Underlying Stock Return of the Laggard Underlying Stock.  Investors will not receive any coupons and should be willing to lose some or all of their initial investment if the Closing Price of any Underlying Stock on any of the quarterly Observation Dates is less than its respective Trigger Price. Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on January 25, 2012
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000
•	The securities priced on January 19, 2011 (the “Trade Date”) and are expected to settle on January 21, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying Stock:		Ticker Symbol	Initial Stock Price†	Trigger Price†
	Common Stock of Citigroup Inc.	C	$4.80	$3.36
	Common Stock of JPMorgan Chase & Co.	JPM	$44.75	$31.33
	Common Stock of Wells Fargo & Company	WFC	$32.49	$22.74
Call Feature:
The securities will be automatically called if the Closing Price of each Underlying Stock is equal to or greater than its respective Initial Stock Price on any Observation Date.  If the securities are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per security equal to the Call Price for the applicable Observation Date.

Observation Dates:	April 18, 2011, July 18, 2011, October 18, 2011 and January 20, 2012 (the “Final Valuation Date”)
Call Settlement Dates:	Three business days following the relevant Observation Date
Call Return and Call Return Rate:	The Call Return increases the longer the securities are outstanding and is based upon a Call Return Rate of 8.40% per quarter.
Call Price:	The Call Price equals the Face Amount per security plus the product of the Face Amount per security and the applicable Call Return. The table below reflects a Call Return Rate of 8.40% per quarter.

Observation Dates	Call Return	Call Price (per $1,000 security)
April 18, 2011	8.40%	$1,084.00
July 18, 2011	16.80%	$1,168.00
October 18, 2011	25.20%	$1,252.00
January 20, 2012 (the “Final Valuation Date”)	33.60%	$1,336.00

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Discounts and Commissions(1)	Min. Proceeds to Us
Per Security	$1,000.00	$10.00	$990.00
Total	$2,000,000.00	$20,000.00	$1,980,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,000,000.00	$232.20

Deutsche Bank Securities

January 19, 2011

(continued from previous page)

Payment at Maturity:
If the securities are not automatically called and the Closing Price of none of the Underlying Stocks is less than its respective Trigger Price on any of the quarterly Observation Dates, Deutsche Bank AG will pay you an amount equal to $1,000.00 per $1,000 Face Amount of securities.
If, however, the securities are not automatically called and the Closing Price of any Underlying Stock on any of the quarterly Observation Dates is less than its respective Trigger Price, Deutsche Bank AG will pay you a cash payment per security equal to the Face Amount plus the product of the Face Amount and the Underlying Stock Return of the Laggard Underlying Stock.
You will lose 1.00% of the Face Amount for every 1.00% that the Final Stock Price of the Laggard Underlying Stock is below its Initial Stock Price. Accordingly, you could lose some or all of you initial investment.
Any payment at maturity is subject to the credit of the Issuer.

Laggard Underlying Stock:
The Underlying Stock with the lowest Underlying Stock Return on the Final Valuation Date, regardless of whether the Closing Price of such Underlying Stock is greater than or equal to the Trigger Price on any Observation Date. If the calculation agent determines that two Underlying Stocks have the same lower Underlying Stock Returns or the three Underlying Stocks have equal Underlying Stock Returns, then the calculation agent will, in its sole discretion, designate one of these Underlying Stocks as the Laggard Underlying Stock.

Underlying Stock Return:	For each Underlying Stock Return, the Underlying Stock Return will be calculated as follows:
Final Stock Price – Initial Stock Price
Initial Stock Price
Trigger Price:	For each Underlying Stock, 70.00% of the Initial Stock Price indicated in the table above
Initial Stock Price:	For each Underlying Stock, the price indicated in the table above
Final Stock Price:	For each Underlying Stock, the Closing Price on the Final Valuation Date
Closing Price:	For each Underlying Stock, the official closing price on the relevant date of calculation multiplied by the then-current Stock Adjustment Factor applicable to such Underlying Stock
Stock Adjustment Factor:
Initially 1.0 for each Underlying Stock, subject to adjustment upon the occurrence of certain corporate events affecting the applicable Underlying Stock. See “Description of Securities — Anti-dilution Adjustments” in the accompanying product supplement

Trade Date:	January 19, 2011
Final Valuation Date:	January 20, 2012, subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Maturity Date:	January 25, 2012, subject to postponement as described under “Description of Securities— Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
CUSIP:	2515A1 3D 1
ISIN:	US2515A13D12

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with product supplement BI dated July 20, 2010, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement BI dated July 20, 2010:
http://www.sec.gov/Archives/edgar/data/1159508/000119312510161744/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only.  The actual returns applicable to a purchaser of the securities will be determined on an Observation Date or on the Final Valuation Date, as applicable. The following results are based solely on the hypothetical example cited below. You should consider carefully whether the securities are suitable to your investment goals.

If the securities are called:

The following table illustrates the hypothetical payments on the securities upon an automatic call on each Observation Date.

Observation Date	Call Settlement Date	Call Return	Call Price (per $1,000 Face Amount)
April 18, 2011	April 21, 2011	8.40%	$1,084.00
July 18, 2011	July 21, 2011	16.80%	$1,168.00
October 18, 2011	October 21, 2011	25.20%	$1,252.00
January 20, 2012 (the “Final Valuation Date”)	January 25, 2012 (the “Maturity Date”)	33.60%	$1,336.00

If the securities are called, the investor will receive a cash payment based on the applicable Call Price. Any payment upon an automatic call will be made on the applicable Call Settlement Date.

If the securities are not called:

The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount for a hypothetical range of performance from -100% to +100% if the securities are not subject to an automatic call. The hypothetical Payments at Maturity set forth below assume an Initial Stock Price of $100.00 and a Trigger Price of $70.00 for the Laggard Underlying Stock. The actual Initial Stock Price for each Underlying Stock is indicated on the cover of this pricing supplement. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

We make no representation or warranty as to which of the Underlying Stocks will be the Laggard Underlying Stock for the purposes of calculating the payment on the Maturity Date.  The Laggard Underlying Stock at maturity may not be an Underlying Stock which was lower than its respective Trigger Price on any Observation Date.

	The Closing Price of each of the Underlying Stock is greater than or equal to the Trigger Price on all of the Observation Dates		The Closing Price of any of the Underlying Stock is less than the Trigger Price on any of the Observation Dates
Final Stock Price	Payment at Maturity ($)	Return on the Securities at Maturity (%)	Return of the Laggard Underlying Stock (%)	Payment at Maturity ($)	Return on the Securities at Maturity (%)
$200.00	N/A	N/A	N/A	N/A	N/A
$190.00	N/A	N/A	N/A	N/A	N/A
$180.00	N/A	N/A	N/A	N/A	N/A
$170.00	N/A	N/A	N/A	N/A	N/A
$160.00	N/A	N/A	N/A	N/A	N/A
$150.00	N/A	N/A	N/A	N/A	N/A
$140.00	N/A	N/A	N/A	N/A	N/A
$130.00	N/A	N/A	N/A	N/A	N/A
$120.00	N/A	N/A	N/A	N/A	N/A
$110.00	N/A	N/A	N/A	N/A	N/A
$100.00	N/A	N/A	N/A	N/A	N/A
$90.00	$1,000.00	0.00%	-10.00%	$900.00	-10.00%
$80.00	$1,000.00	0.00%	-20.00%	$800.00	-20.00%
$70.00	$1,000.00	0.00%	-30.00%	$700.00	-30.00%
$60.00	N/A	N/A	-40.00%	$600.00	-40.00%
$50.00	N/A	N/A	-50.00%	$500.00	-50.00%
$40.00	N/A	N/A	-60.00%	$400.00	-60.00%
$30.00	N/A	N/A	-70.00%	$300.00	-70.00%
$20.00	N/A	N/A	-80.00%	$200.00	-80.00%
$10.00	N/A	N/A	-90.00%	$100.00	-90.00%
$0.00	N/A	N/A	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the returns set forth in the table above are calculated.

Example 1: The securities have not been automatically called, the Closing Price of none of the Underlying Stocks is less than its Trigger Price on any Observation Date and the Final Stock Price of the Laggard Underlying Stock of $90.00 is less than the Initial Stock Price of $100.00. Because the Closing Price of none of the Underlying Stocks is less than its Trigger Price on any Observation Date, the investor will receive a Payment at Maturity of $1,000.00 per Face Amount of securities.

Example 2: The securities have not been automatically called, the Closing Price of an Underlying Stock is less than its Trigger Price on an Observation Date and the Final Stock Price of the Laggard Underlying Stock of $50.00 is less than the Initial Stock Price $100.00. Because an Underlying Stock is less than the Trigger Price on one of the Observation Dates, the investor loses 1.00% for every 1.00% the Final Stock Price of the Laggard Underlying Stock declines below its Initial Stock Price.  As a result, the investor receives a Payment at Maturity of $500.00 per Face Amount of securities.

Example 3: The securities have not been automatically called, the Closing Price of an Underlying Stock is less than its Trigger Price on an Observation Date and the Final Stock Price of the Laggard Underlying Stock of $80.00 is less than the Initial Stock Price $100.00.  Even though the Final Stock Price of the Laggard Underlying Stock of $80.00 is greater than the Trigger Price of $70.00 on the Maturity Date, because the Closing Price of an Underlying Stock is less than its Trigger Price on an Observation Date, the investor receives a Payment at Maturity of $800.00 per $1,000 Face Amount of securities.

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL — If the securities are automatically called, the appreciation potential of the securities is limited to the Call Price on the applicable Observation Date.  The Call Price will not exceed $1,336.00.  If the securities are not automatically called, your Payment at Maturity will not exceed your initial investment. Because the securities are our senior unsecured obligations, any payment upon an automatic call or any Payment at Maturity is subject to the credit of the Issuer.

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POTENTIAL EARLY EXIT AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is one year, the securities will be called before maturity if the Closing Price of each Underlying Stock is equal to or greater than its respective Initial Stock Price on any Observation Date and you will be entitled to receive the applicable Call Price on the relevant Call Settlement Date.

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RETURN LINKED TO THE INDIVIDUAL PERFORMANCE OF THREE UNDERLYING STOCKS — The securities are linked to the individual performance of each of the common stocks of Citigroup Inc., JPMorgan Chase & Co. and Wells Fargo & Company. For more information on the Underlying Stocks, please see “Underlying Stocks” in this pricing supplement.

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TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange (including a call), and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. Individuals who purchase the securities should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not pay coupons or dividends and do not guarantee any return of your initial investment.  If the securities are not automatically called, you will receive your initial investment at maturity so long as the Closing Price of each of the Underlying Stocks is greater than or equal to its respective Trigger Price on all of the Observation Dates. However, if the Closing Price of any of the Underlying Stocks is less than its respective Trigger Price on any of the Observation Dates, and if the securities are not subsequently called, at maturity, you will lose 1.00% of the Face Amount for every 1.00% that the Final Stock Price of the Laggard Underlying Stock is below its Initial Stock Price. Accordingly, you could lose some or all of your initial investment in the securities.

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LIMITED RETURN ON THE SECURITIES— If the securities are automatically called, for each $1,000 Face Amount of securities, you will receive the applicable Call Price, regardless of the appreciation in the Underlying Stocks, which may be significant. The maximum Call Price is $1,336.00 per $1,000 Face Amount of securities, regardless of the appreciation of any Underlying Stock.  If the securities are not automatically called, the securities will not pay more than the Face Amount at maturity regardless of the appreciation of any Underlying Stock.

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YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OF EACH UNDERLYING STOCK — Any payment upon an automatic call or any Payment at Maturity is not linked to a basket consisting of the Underlying Stocks. Rather, the payment upon an automatic call and the Payment at Maturity will be determined by reference to the performance of each individual Underlying Stock on the Observation Dates and the performance of the Laggard Underlying Stock at maturity. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlying Stocks. Poor performance by any of the Underlying Stocks over the term of the securities may negatively affect your Payment at Maturity and will not be offset or mitigated by a positive performance by another Underlying Stock.

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CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any payment at maturity or payment upon an automatic call, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive any payment at maturity or payment upon an automatic call owed to you under the terms of the securities.

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REINVESTMENT RISK — If your securities are called early, the term of the securities may be reduced to as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying Stocks and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlying Stocks on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying Stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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IF THE SECURITIES ARE NOT CALLED AND THE CLOSING PRICE OF ANY UNDERLYING STOCK ON ANY OF THE QUARTERLY OBSERVATION DATES IS LESS THAN ITS RESPECTIVE TRIGGER PRICE, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE LAGGARD UNDERLYING STOCK — If the securities are not called and the Closing Price of any Underlying Stock on any of the quarterly Observation Dates is less than its respective Trigger Price, the payment you receive at maturity will be determined solely by reference to the Laggard Underlying Stock. This will be true even if the Closing Price of the Laggard Underlying Stock is never less than its Trigger Price on any of the Observation Dates.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN ANY OF THE UNDERLYING STOCKS — The return on your securities may not reflect the return you would realize if you directly invested in the Underlying Stocks. For instance, you will not participate in any of the Underlying Stocks’ appreciation, and you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the Underlying Stocks would have.

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COMMON STOCK RISK — The price of any Underlying Stock can rise or fall sharply due to factors specific to such Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

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IF THE PRICES OF THE UNDERLYING STOCKS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the Underlying Stocks. Changes in the market price of the Underlying Stocks may not result in a comparable change in the value of your securities.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment upon an automatic call and the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks comprising the Underlying Stocks would have.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) may offer to purchase the securities in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which DBSI is willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE UNDERLYING STOCKS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlying Stocks to which the securities are linked.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the relevant Stock Adjustment Factor, which will initially be set at 1.0, upon the occurrence of certain corporate events affecting the relevant Underlying Stock. See “Description of Securities — Anti-Dilution Adjustments for Common Stock” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the relevant Underlying Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Final Stock Prices of the Underlying Stocks and Payment at Maturity or payment upon an automatic call based on Closing Prices of the Underlying Stocks in the market. The calculation agent can postpone the determination of the Closing Prices of the Underlying Stocks if a market disruption event occurs on any of the Call Dates. In addition, although the calculation agent will make all determinations and will take all actions in relation to the establishment of the Initial Stock Price in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions, including the determination of the Initial Stock Price, that might affect the value of your securities.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the level of the Underlying Stocks on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other including:

•        whether the Closing Price of any Underlying Stock is less than its respective Trigger Price on anyObservation Date;

•        the expected volatility of the Underlying Stocks;

•        the time to maturity of the securities;

•        the market price and dividend rate of the Underlying Stocks and the stock market generally;

•        interest and yield rates in the market generally and in the markets of the Underlying Stocks;

•        a variety of economic, financial, political, regulatory or judicial events;

•        supply and demand for the securities; and

•        our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THERE IS NO AFFILIATION BETWEEN THE ISSUERS OF THE UNDERLYING STOCKS AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY SUCH ISSUER — We are not affiliated with the respective issuers of the Underlying Stocks (each, an “Underlying Stock Issuer”). However, we and our affiliates may currently or from time to time in the future engage in business with the Underlying Stock Issuers. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the Underlying Stocks and the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. None of the Underlying Stock Issuers is involved in the securities offered hereby in any way and none of them has any obligation of any sort with respect to your securities. None of the Underlying Stock Issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

•
PAST PERFORMANCE OF THE UNDERLYING STOCKS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of each Underlying Stock may bear little relation to the historical prices of such Underlying Stock, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying Stocks.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Underlying Stocks

All disclosures contained in this pricing supplement regarding each Underlying Stock are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any Underlying Stock contained in this pricing supplement. You should make your own investigation into each Underlying Stock.

Included on the following pages is a brief description of each Underlying Stock Issuer. We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlying Stocks as an indication of future performance. Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the Underlying Stock Issuers with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the Underlying Stock Issuers under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Citigroup Inc. (C)

According to publicly available information, Citigroup Inc. is a global diversified financial services holding company whose businesses provide consumers, corporations, governments and institutions with a broad range of financial products and services. Information filed by Citigroup Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-9924, or its CIK Code: 0000831001. The common stock of Citigroup Inc. is traded on the New York Stock Exchange under the symbol “C.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Citigroup Inc., based on daily closing prices on the primary exchange for Citigroup Inc., as reported by Bloomberg. The closing price of Citigroup Inc.’s common stock on January 19, 2011 was $4.76.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2006	3/31/2006	$49.29	$45.05	$47.23
4/1/2006	6/30/2006	$50.37	$47.41	$48.25
7/1/2006	9/30/2006	$50.23	$46.40	$49.67
10/1/2006	12/31/2006	$56.41	$49.38	$55.70
1/1/2007	3/31/2007	$55.25	$48.75	$51.34
4/1/2007	6/30/2007	$55.20	$51.15	$51.29
7/1/2007	9/30/2007	$52.84	$45.30	$46.67
10/1/2007	12/31/2007	$48.32	$28.92	$29.44
1/1/2008	3/31/2008	$29.69	$18.62	$21.42
4/1/2008	6/30/2008	$26.81	$16.76	$16.76
7/1/2008	9/30/2008	$23.00	$14.03	$20.51
10/1/2008	12/31/2008	$18.62	$3.77	$6.71
1/1/2009	3/31/2009	$7.46	$1.02	$2.53
4/1/2009	6/30/2009	$4.02	$2.70	$2.97
7/1/2009	9/30/2009	$5.23	$2.59	$4.84
10/1/2009	12/31/2009	$5.00	$3.20	$3.31
1/1/2010	3/31/2010	$4.31	$3.15	$4.05
4/1/2010	6/30/2010	$4.97	$3.63	$3.76
7/1/2010	9/30/2010	$4.30	$3.66	$3.91
10/1/2010	12/31/2010	$4.81	$3.95	$4.73
1/1/2011	1/19/2011*	$5.13	$4.76	$4.76
*
As of the date of this pricing supplement available information for the first calendar quarter of 2011 includes data for the period through January 19, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

The graph below illustrates the performance of Citigroup Inc.’s common stock from January 19, 2006 through January 19, 2011, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

JPMorgan Chase & Co. (JPM)

According to publicly available information, JPMorgan Chase & Co. is a financial holding company and one of the largest banking institutions in the United States. Information filed by JPMorgan Chase & Co. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-5805, or its CIK Code: 0000019617. The common stock of JPMorgan Chase & Co. is traded on the New York Stock Exchange under the symbol “JPM.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of JPMorgan Chase & Co., based on daily closing prices on the primary exchange for JPMorgan Chase & Co., as reported by Bloomberg. The closing price of JPMorgan Chase & Co.’s common stock on January 19, 2011 was $43.71.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2006	3/31/2006	$42.11	$38.05	$41.64
4/1/2006	6/30/2006	$46.65	$39.95	$42.00
7/1/2006	9/30/2006	$47.22	$40.71	$46.96
10/1/2006	12/31/2006	$48.95	$46.01	$48.30
1/1/2007	3/31/2007	$51.65	$46.70	$48.38
4/1/2007	6/30/2007	$53.20	$48.36	$48.45
7/1/2007	9/30/2007	$50.05	$43.00	$45.82
10/1/2007	12/31/2007	$47.58	$40.46	$43.65
1/1/2008	3/31/2008	$48.25	$36.48	$42.95
4/1/2008	6/30/2008	$49.25	$34.02	$34.31
7/1/2008	9/30/2008	$49.85	$31.02	$46.70
10/1/2008	12/31/2008	$45.90	$22.72	$31.53
1/1/2009	3/31/2009	$31.35	$15.90	$26.58
4/1/2009	6/30/2009	$38.94	$27.25	$34.11
7/1/2009	9/30/2009	$46.47	$32.27	$43.82
10/1/2009	12/31/2009	$47.16	$40.27	$41.67
1/1/2010	3/31/2010	$45.18	$37.70	$44.75
4/1/2010	6/30/2010	$47.81	$35.83	$36.61
7/1/2010	9/30/2010	$41.64	$35.63	$38.06
10/1/2010	12/31/2010	$42.67	$36.96	$42.42
1/1/2011	1/19/2011*	$44.91	$43.40	$43.71
*
As of the date of this pricing supplement available information for the first calendar quarter of 2011 includes data for the period through January 19, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

The graph below illustrates the performance of JPMorgan Chase & Co.’s common stock from January 19, 2006 through January 19, 2011, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Wells Fargo & Company (WFC)

According to publicly available information, Wells Fargo & Company is a corporation organized under the laws of Delaware and a financial holding company and a bank holding company. Information filed by Wells Fargo & Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-2979, or its CIK Code: 0000072971. The common stock of Wells Fargo & Company is traded on the New York Stock Exchange under the symbol “WFC.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Wells Fargo & Company, based on daily closing prices on the primary exchange for Wells Fargo & Company, as reported by Bloomberg. The closing price of Wells Fargo & Company’s common stock on January 19, 2011 was $31.81.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2006	3/31/2006	$32.69	$30.52	$31.94
4/1/2006	6/30/2006	$34.64	$32.17	$33.54
7/1/2006	9/30/2006	$36.50	$33.44	$36.18
10/1/2006	12/31/2006	$36.81	$35.11	$35.56
1/1/2007	3/31/2007	$36.56	$33.47	$34.43
4/1/2007	6/30/2007	$36.42	$34.17	$35.17
7/1/2007	9/30/2007	$37.37	$32.81	$35.62
10/1/2007	12/31/2007	$37.47	$29.10	$30.19
1/1/2008	3/31/2008	$34.08	$25.48	$29.10
4/1/2008	6/30/2008	$31.27	$23.59	$23.75
7/1/2008	9/30/2008	$39.80	$20.51	$37.53
10/1/2008	12/31/2008	$35.11	$21.76	$29.48

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2009	3/31/2009	$30.00	$8.12	$14.24
4/1/2009	6/30/2009	$28.18	$14.85	$24.26
7/1/2009	9/30/2009	$29.41	$22.87	$28.18
10/1/2009	12/31/2009	$31.38	$25.32	$26.99
1/1/2010	3/31/2010	$31.37	$26.43	$31.12
4/1/2010	6/30/2010	$33.88	$24.88	$25.60
7/1/2010	9/30/2010	$28.57	$23.25	$25.12
10/1/2010	12/31/2010	$31.31	$23.58	$30.99
1/1/2011	1/19/2011*	$32.75	$31.20	$31.81
*
As of the date of this pricing supplement available information for the first calendar quarter of 2011 includes data for the period through January 19, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

The graph below illustrates the performance of Wells Fargo & Company’s common stock from January 19, 2006 through January 19, 2011, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the securities of up to 1.00% or $10.00 per $1,000 Face Amount.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.